Exhibit 99.1

Kona Grill Announces Expanded Credit Facility

Increases credit facility from $20M to $35M

SCOTTSDALE, AZ, November 10, 2014 – Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, announced that it has entered into a five-year $35 million amended credit facility with KeyBank National Association. The amended credit facility replaces an existing $20 million credit line.

“We are pleased to once again partner with KeyBank to provide us with a substantially increased credit facility,” said Berke Bakay, President and CEO of Kona Grill. “The amended credit facility enables us to capitalize on the strength of our brand by locking into a new five year term through November 2019. This facility enables us to significantly increase the availability of funds, while lowering our interest rate and unused fees and providing additional flexibility to support our goal of 20% unit growth for the foreseeable future. With a strong, debt-free balance sheet, including proceeds from our recent equity offering, funds available under the amended facility and cash flow from operations, we believe we are well positioned for future growth.”

The amended facility allows for available borrowings of $35 million compared to $20 million under the old facility. The new facility bears interest between 1.5% and 2.5% over LIBOR, dependent upon the company’s leverage ratio, compared to an interest rate of LIBOR plus 3.0% to 3.5% under the old facility. The amended facility also provides additional flexibility and less restrictive financial covenants. The facility is secured by the assets of the Company and has a five-year term with an option to extend the term for one year upon the Lenders’ consent.

About Kona Grill

Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 29 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 18 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa, Sarasota); Georgia (Alpharetta); Idaho (Boise); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, El Paso, Fort Worth, Houston, San Antonio, The Woodlands); Virginia (Richmond). For more information, visit www.konagrill.com.

Kona Grill Investor Relations Contact:

Kona Grill, Inc.

Christi Hing, Chief Financial Officer

(480) 922-8100

investorrelations@konagrill.com

1